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October 7, 2002


VIA ELECTRONIC MAIL

Mr. Michael E. Wilens
President, West
610 Opperman Drive
Eagan, MN 55123

Dear Mike:

      In connection with your consideration of a possible transaction with Elite Information Group. Inc. (the "Company"), you have requested information concerning the Company. As a condition to your being furnished such information, you agree to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise) which is furnished to you by or on behalf of the Company (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter and to take or abstain from taking certain other actions herein set forth. The term "Evaluation Material" does not include information which (i) is already in your possession, provided that such information is not known by you to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party, or (ii) becomes generally available to the public other than as a result of a disclosure by you or your directors, officers, employees, agents or advisors, or (iii) becomes available to you on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not known by you to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party.

      You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Company and you, and that such information will be kept confidential by you and your advisors; provided, however, that (i) any of such information may be disclosed to your directors, officers and employees and representatives of your advisors who need to know such information for the purpose of evaluating any such possible transaction between the Company and you (it being understood that such directors, officers, employees and representatives shall be informed by you of the confidential nature of such information and shall be directed by you to treat such information confidentially); provided,


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however, that, until such time as the parties may execute a letter of intent or other expression of interest to proceed with a possible transaction, such information may not be disclosed to any officer, employee or representative who is employed by or devotes all or substantially all of his or her full time to, the Prolaw business unit of your company and (ii) any disclosure of such information may be made to which the Company consents in writing.

      The Company recognizes that you may be engaged in the research, development, production, marketing, licensing and/or sale of similar or competitive products to those of the Company. Nothing in this Agreement shall be construed to prevent you from engaging independently in such activities, provided you do not utilize the Evaluation Materials in order to do so.

      You hereby acknowledge that you are aware, and that you will advise such directors, officers, employees and representatives who are informed as to the matters which are the subject of this letter, that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this letter from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

      In addition, without the prior written consent of you or the Company, as the case may be, each party will not, and will direct its directors, officers, employees and representatives not to, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction between the Company and you or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof.

      You hereby acknowledge that the Evaluation Material is being furnished to you in consideration of your agreement that for a period of two years from the date of this Agreement you will not, directly or indirectly, and you will cause any person or entity controlled by you not to, without the prior written consent of the Company, (i) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, more than 4.9% of the outstanding voting securities or property of the Company or any of its affiliates, (ii) propose to enter into, directly or indirectly, any merger, consolidation, recapitalization, business combination or other similar transaction involving the Company or any of its affiliates, (iii) make, or in any way participate in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of any voting securities of the Company or any of its affiliates, (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the 1934 Act) with respect to any control or influence of the management, Board of Directors or policies of the Company, (v) disclose any intention, plan or arrangement inconsistent with the foregoing, or
(vi) advise, assist or encourage any other persons in connection with any of the foregoing. You also agree during such period not to (x) request that the Company (or its Representatives), directly or indirectly, amends or waives any provision of this paragraph (including this sentence), (y) take any action which might require the Company or any of its affiliates to make a public announcement regarding this Agreement or the possibility, of a merger, consolidation, business combination or other similar transaction, or (z) communicate with the Company's shareholders regarding the subject matter of this Agreement.


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      Notwithstanding the foregoing, the preceding paragraph shall not apply if any of the following shall occur: (i) the acquisition by any person or group of persons acting as a group of 50% or more of the then outstanding voting securities of the Company (the "Voting Securities"); or (ii) the announcement or commencement by any person or group of persons acting as a group of a tender or exchange offer to acquire 50% or more of the then outstanding Voting Securities.

      In addition, for a period of one year from the date hereof, neither you nor any of your affiliated companies will hire any of the employees of the Company or its subsidiaries with whom you have had contact during the period of your review of the Company.

      Although the Company has endeavored to include in the Evaluation Material information known to it that it believes to be relevant for the purpose of your investigation, you understand that neither the Company nor any of its representatives or advisors have made or make any representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that, neither the Company nor its representatives or advisors shall have any liability to you or any of your representatives or advisor: resulting from the use of the Evaluation Material.

      In the event that you do not proceed with the transaction which is the subject of this letter within a reasonable time, you shall promptly redeliver to the Company all written Evaluation Material and any other written material containing or reflecting any information in the Evaluation Material (whether prepared by the Company, its advisors or otherwise) and will not retain any copies, extracts or other reproductions in whole or in part, of such written material. All documents, memoranda, notes and other writings whatsoever prepared by you or your advisors based on the information in the Evaluation Material shall be destroyed, and such destruction shall be certified in writing to the Company by an authorized officer supervising such destruction.

      In the event that you or anyone to whom you transmit the Evaluation Material becomes legally compelled to disclose any of the Evaluation Material, you will provide the Company with prompt notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this agreement. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this agreement, you will furnish only that portion of the I Evaluation Material which is legally required and will exercise your best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material.

      You agree that unless and until a definitive agreement between the Company and you with respect to any transaction referred to in the first paragraph of this letter has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this or any written or oral expression with respect to such a transaction by any of its directors, officers, employees, agents or any other representatives or its advisors or representatives thereof except, in the case of this letter, for the matters specifically agreed to herein. The agreement set forth in this paragraph may be modified or waived only by a separate writing by the Company and you expressly so modifying or waiving such agreement.


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      This letter shall be governed by, and constrained in accordance with the laws of the State of California.

                                          Very truly yours,

                                          ELITE INFORMATION GROUP, INC.

                                          By:  /s/ Steven O. Todd
                                               -------------------------
                                               Steven O. Todd
                                               Vice President

Confirmed and agreed to:

WEST PUBLISHING CORPORATION

By:  /s/ Edward A. Friedland
     ----------------------------

Title: Vice President
      ---------------------------


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